Exhibit 99.1

July 31, 2013	Contact: James Gasior
President and CEO

Press Release: Cortland Bancorp Reports Earnings

CORTLAND BANCORP (the “Company,” OTCQB: CLDB) today reported net income of $799,000, or $.18 per share for the quarter ending June 30, 2013 compared to net income of $952,000 for the same three month period a year ago, or $.21 per share. Year-to-date, net income for the six months ended June 30, 2013 was $1.6 million or $.36 per share versus $2.1 million, or $.47 per share for the same period in 2012.

President and Chief Executive Officer James Gasior stated, “Consistent with the previous quarter and as anticipated, interest rates continue to persist at historical lows, resulting in a continued compression of our net interest margin.” With these persistent low rates, the Company has been following a strategy of increasing earning assets in the loan portfolio while deploying cash, other earning assets and cash flows from the investment securities, to help maintain a relatively level earnings stream. Total loans at June 30, 2013 were $301.9 million as compared to $284.3 million a year ago, a 6.2% increase. This strategy has enabled the Company to effectively offset the impact of lower interest rates with moderate loan growth, resulting in interest and fees on loans of $3.9 million remaining unchanged between the June 30, 2013 and 2012 quarters.

Additionally as interest income continues to be impacted by the continuation of a low interest environment, the Company has proactively implemented initiatives aimed at diversification of revenues through additional sources of non-interest fee income. Relative to these initiatives, Mr. Gasior notes that, “The Company’s investment in fee based businesses designed to generate revenues to compliment sources of interest income from core operations is producing the desired results.” Total non-interest income, including securities gains, improved from $1 million for the June 30, 2012 quarter to $1.4 million for the most recent June 30, 2013 quarter.

“As management carries out the business plans for the mortgage banking and wealth management businesses respectively, these areas of operation are expected to provide additional revenue opportunities, further compensating for compression in the net interest margins.” Mr. Gasior stated.

Respective to the operating results, highlights of operations are as follows:

Net Interest Income

Net interest income of $4.1 million, which provides the core earnings base for the Company, declined by $120,000, or 2.9% from the same quarter a year ago, despite achieving the same level of loan interest income. Although the cost of funds has continued to decline, the decrease in interest income outpaced the reduction in interest expense.

Net interest margin on a tax equivalent basis was 3.34% in the current quarter versus 3.66% a year ago and 3.27% the prior quarter.

Asset Quality

Despite less than favorable economic conditions over the past several years, the Company has been able to grow its loan portfolio without experiencing any substantive deterioration in credit quality. Nonaccrual loans declined to $2.7 million at June 30, 2013 or .90% of loans, versus $3.0 million or .94% of loans at December 31, 2012 and the Company’s allowance for loan losses now covers 153% of nonaccrual loans at June 30, 2013 compared to 129% at December 31, 2012. Loan recoveries exceeded charge-offs by $104,000 in the second quarter of 2013 versus a net charge off rate of .19% for the second quarter of 2012. The allowance for loan loss to total loans ratio was 1.37% at June 30, 2013 versus 1.17% a year ago.

Mr. Gasior noted, “With the fragile state of today’s economy, it is prudent to address the potential for losses based upon worsening conditions. The Company proactively continues to set aside reserves for future losses, both in the allowance for loan losses and capital.”

Non-Interest Income

With the addition of substantial mortgage banking gains, the Company was able to continue to improve non-interest income overall. Non-interest income, including investment securities gains, in the second quarter increased by $388,000 over the same period last year, and by $999,000 on a six month year-to-date basis.

The wholesale mortgage unit, CSB Mortgage Company, which was formed specifically as a result of strategic initiatives aimed at improving overall profitability, had mortgage banking gains of $638,000 in current quarter versus $266,000 in the same quarter of 2012. First quarter 2013 gains were $688,000.

As a revenue diversification initiative, the Company continues to expand its retail arm of the mortgage banking operation, not only in its current footprint, but in adjacent markets throughout Ohio, including Dayton and the greater Cleveland area.

Operating Expenses

Non-interest expenses increased $649,000 in the second quarter 2013 versus 2012, reflecting the additional personnel and other expenses to operate the mortgage banking operation. Likewise, non-interest expenses increased 4.02% over the previous quarter. Mortgage banking originations increased from $74 million for the first half of 2012 to $181 million for the first half of 2013, driving up the costs associated with the volume.

Further commenting on the results, Mr. Gasior stated, “As the mortgage operation has transitioned from a start-up unit in 2011 to an evolving, growing business unit in 2013, CSB Mortgage Company has made a positive contribution to the Company’s net income on just over $244 million of originations in fiscal 2012 and $181 million in just the first six months of 2013.”

Non-Recurring Credits and Charges

Included in non-interest expenses for the six months ended June 30, 2013 is the one-time investment of $444,000 in a Historic Tax Credit partnership which generated $634,000 in tax credits.

The Company reported no tax credit through the six month period ended June 30, 2013.

Capital and Dividends

The Company continued to increase its capital levels in the first half of 2013. With capital as the ultimate cushion to absorb any unforeseen negative consequences of the struggling economy, capital levels for banks across the industry have been under the watchful eye of the regulators. The Company’s total shareholders’ equity increased from $48.1 million at June 30, 2012 to $48.9 million at June 30, 2013, an increase of $800,000 or 1.6%. The Company continues to remain well-capitalized under all regulatory measures. The Company’s regulatory capital ratios exceed the statutory well capitalized thresholds by a more than ample margin. In the current regulatory environment, regulatory oversight bodies expect banks to maintain ratios above the statutory levels as a margin of safety. The calculated ratios are as follows for the quarter ended June 30, 2013: a Tier 1 leverage ratio of 10.45% (compared to a “well-capitalized” threshold of 5.0%); a Tier 1 risk-based capital ratio of 13.81% (compared to a “well-capitalized” threshold of 6.00%); and a total risk-based capital ratio of 14.84% (compared to a “well-capitalized” threshold of 10.00%).

The Company’s total risk-based capital is $19.9 million in excess of the 10% well capitalized threshold.

In October 2012 the Company announced the reinstatement of a cash dividend reflecting the growing confidence supported by strong core earnings, increasing loan production, and restored capital levels. A dividend of $.03 per share was paid to shareholders of record on May 13, 2013.

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Cortland Banks, founded in 1892, the Company’s bank subsidiary, conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Geauga and Ashtabula in Northeastern Ohio.

For additional information about Cortland Banks visit http://www.cortland-banks.com.

SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
SUMMARY OF OPERATIONS
Total interest income	$4,938	$5,227	$9,983	$10,532
Total interest expense	(858)	(1,027)	(1,769)	(2,091)

Net interest income (NII)	4,080	4,200	8,214	8,441
Provision for loan losses	(150)	(330)	(350)	(600)

NII after loss provision	3,930	3,870	7,864	7,841
Investment security (losses) gains net of impairment losses	152	28	152	(136)
Total non-interest income (excluding investment losses or gains)	1,264	1,000	2,570	1,859
Total non-interest expense	(4,343)	(3,694)	(8,518)	(7,558)

Income before tax	1,003	1,204	2,068	2,006
Income tax expense (benefit)	204	252	439	(105)

Net income	$799	$952	$1,629	$2,111

PER COMMON SHARE DATA
Net income, both basic and diluted	$0.18	$0.21	$0.36	$0.47
Book value	10.80	10.64	10.80	10.64
BALANCE SHEET DATA
Assets	$537,809	$552,699	$537,809	$552,699
Investments	165,875	177,228	165,875	177,228
Trading securities	6,952	—	6,952	—
Loans	301,912	284,257	301,912	284,257
Loans held for sale	14,458	14,882	14,458	14,882
Deposits	430,970	414,304	430,970	414,304
Borrowings	45,683	50,559	45,683	50,559
Subordinated debt	5,155	5,155	5,155	5,155
Shareholders’ equity	48,886	48,137	48,886	48,137
AVERAGE BALANCE SHEET DATA
Average assets	$542,259	$513,479	$550,093	$512,054
Average loans	299,504	278,604	303,514	280,099
Average loans held for sale	11,904	9,356	17,892	7,239
Average deposits	435,937	412,954	443,560	411,962
Average equity	50,478	48,260	49,983	47,514
ASSET QUALITY RATIOS
Loan charge-offs	(31)	(168)	(207)	(382)
Recoveries on loans	135	37	177	62

Net charge-offs	104	(131)	(30)	(320)

Net charge-offs as a percent of total average loans	-0.14%	0.19%	0.02%	0.23%
Loans 30 days or more beyond their contractual
due date or in non accrual status as a percent of total loans	1.04%	2.18%	1.04%	2.18%
Loan loss reserve as a percent of total loans	1.37	1.17	1.37	1.17
Non-accrual loans as a percent of total loans	0.90	1.82	0.90	1.82
FINANCIAL RATIOS
Return on average equity	6.33%	7.89%	6.52%	8.89%
Return on average assets	0.59	0.74	0.59	0.82
Effective tax rate	20.34	20.93	21.23	(5.23)
Net interest margin	3.34	3.66	3.31	3.68
Efficiency ratio	76.80	68.10	75.68	70.54
CAPITAL RATIOS
Total risk-based capital to risk-weighted assets	14.84%	14.04%	14.84%	14.05%
Tier 1 capital to risk-weighted assets	13.81	13.20	13.81	13.20
Tier 1 capital to average assets	10.45	10.40	10.29	10.42